Articles of Incorporation
Filed February 18, 1983
Domestic Business Corporation

Commonwealth of Pennsylvania
Department of State
Corporation Bureau


	In compliance with the requirements of section 204 of the Business Corporation Law, act of May 5, 1933 (P.L. 364) (15 P.S.
1204) the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:

1.	The name of the corporation is:     THE BERWYN FUND, INC.

2.	The location and post office address of the initial registered office of the corporation in this Commonwealth is:

	1039 Beaumont Road, Berwyn, PA   19312

3.	The corporation is incorporated under the Business Corporation
Law of the Commonwealth of Pennsylvania for the following purpose or purposes:

	"The corporation shall be an open-end investment company as defined in the Investment Company Act of 1940. It shall be involved in the business of investing, reinvesting, owning, holding and trading in securities, and shall have unlimited powers to engage in and do any lawful act of concerning such business and related matters for which corporations may be incorporated under the Pennsylvania Business Corporation Law."

4.	The term for which the corporation is to exist is:  PERPETUAL

5.	The aggregate number of shares which the corporation shall have authority to issue is:

	Twenty million (20,000,000) share of common stock with a part value of One Dollar ($1.00) per share.

6.	The name(s) and post office address(es) of each incorporator(s)
and the number and class of shares subscribed by such incorporator(s) is (are):

	ROBERT E. KILLEN	1039 Beaumont Road	10 Share/Common
			Berwyn, PA  19312

	IN TESTIMONY WHEREOF, the incorporator(s) has (have)
signed and sealed these Articles of Incorporation this     fourth
day of     February , 1983    .


				    ROBERT E.
KILLEN     (SEAL)